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                                                                    Exhibit 99.1

                                                              September 10, 2002


Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, Pennsylvania  19348
Attention:  George V. Hager, Jr.

Gentlemen:

                  Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 28, 2002 by and among Genesis Health Ventures, Inc. ("Genesis"), Geneva Sub, Inc. ("Sub") and NCS HealthCare, Inc. ("NCS"). As you know, Omnicare, Inc. ("Omnicare") has (i) commenced a tender offer (the "Tender Offer") to purchase all of the outstanding shares of Class A Common Stock and Class B Common Stock of NCS for $3.50 per share in cash pursuant to Section 14(d) of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder and (ii) made various proposals constituting Acquisition Proposals, which proposals, together with the Tender Offer, are hereinafter referred to as the "Omnicare Proposals." All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

                  I am writing this letter to confirm that, in response to our verbal request, Genesis and Sub have agreed to waive the requirements of clauses A (II) and (III) of Section 5.3(c)(iv) of the Merger Agreement, solely for the purpose of permitting NCS to enter into discussions with Omnicare relating to the Omnicare Proposals. The foregoing waiver of clause A (III) relates solely to the entering into of discussions with Omnicare, and not to the furnishing of any non-public information to Omnicare. In the event non-public information is to be furnished to Omnicare by NCS, Omnicare must first execute a confidentiality agreement pursuant to clause A (III).

                  NCS understands and acknowledges that the foregoing waiver is limited solely to the actions set forth above and shall in no manner affect any of its other obligations under the Merger Agreement, which shall remain in full force and effect, unaffected by the terms of this letter agreement.
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                  If this letter agreement reflects your understanding of the foregoing matters, please sign and deliver a copy of this letter agreement to the undersigned whereupon this letter agreement shall become a valid and binding agreement among us.

                                        Very truly yours,

                                        NCS HEALTHCARE, INC.


                                        By: /s/ Jon H. Outcalt
                                        ----------------------------------------
                                            Jon H. Outcalt
                                            Chairman of the Board

Accepted and Agreed as of
this 11th day of September, 2002

GENESIS HEALTH VENTURES, INC.


By: /s/ George V. Hager, Jr.
   ---------------------------------------------


GENEVA SUB, INC.


By: /s/ George V. Hager, Jr.
   ---------------------------------------------



cc:      Mark Gordon, Esq.
         Megan L. Mehalko, Esq.
         H. Jeffrey Schwartz, Esq.